                                                                               .
                                                                               .
                                                                               .

COMMUNITY CENTRAL BANK CORPORATION
FORM 10-Q (continued)

                                   EXHIBIT 11
                        COMPUTATION OF PER SHARE EARNINGS

                             Three Months Ended   Six Months Ended
                                    June 30,            June 30,
                             ------------------   ----------------
                                2007     2006       2007     2006
                               ------   ------     ------   ------
                             (in thousands, except per share data)
BASIC
Net Income                     $  536   $  631     $1,194   $1,334
/ Weighted Average Shares       3,868    4,020      3,925    4,012
                               ------   ------     ------   ------
Basic Earnings Per Share       $ 0.14   $ 0.16     $ 0.30   $ 0.33
                               ======   ======     ======   ======
DILUTED
Net Income                     $  536   $  631     $1,194   $1,334
/ Weighted Average Shares       3,919    4,089      3,981    4,081
                               ------   ------     ------   ------
Diluted Earnings Per Share     $ 0.14   $ 0.15     $ 0.30   $ 0.33
                               ======   ======     ======   ======

Notes:

- Weighted average shares outstanding have been adjusted to reflect the 5% stock dividend in June of 2007.


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